As filed with the Securities and Exchange Commission on May 5, 2022
                Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Century Communities, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	68-0521411 (I.R.S. Employer Identification No.)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado (Address of Principal Executive Offices)	80111 (Zip Code)

Century Communities, Inc. 2022 Omnibus Incentive Plan
(Full title of the plan)

Dale Francescon
Chairman of the Board and Co-Chief Executive Officer
Century Communities, Inc.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
(Name and address of agent for service)

(303) 770-8300
(Telephone number, including area code, of agent for service)

Copies requested to:
Amy E. Culbert, Esq.
Fox Rothschild LLP
Two22 Building, Suite 2000
222 South Ninth Street
Minneapolis, Minnesota  55402-3338
(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Century Communities, Inc. (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 3,100,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to awards under the Century Communities, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”); (ii) 51,241 shares of Common Stock remaining available for issuance under the Century Communities, Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “2017 Plan”), but not subject to outstanding awards under the 2017 Plan as of May 4, 2022, the effective date of the 2022 Plan (the “Effective Date”), which have become available for grant under the 2022 Plan; (iii) up to 1,054,754 shares of Common Stock subject to awards outstanding under the 2017 Plan as of the Effective Date which may become available for grant under the 2022 Plan but only to the extent such awards are forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date; and (iv) such indeterminate number of shares as may become available under the 2022 Plan as a result of the adjustment provisions thereof.  The number of shares of Common Stock remaining available for issuance under the 2017 Plan and subject to awards outstanding under the 2017 Plan, in each case as of the Effective Date, assume the achievement of maximum performance levels under performance share unit awards granted under the 2017 Plan.

The 2022 Plan was approved by the Company’s Board of Directors on February 9, 2022 and was approved and adopted by the Company’s stockholders on May 4, 2022.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2022 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the 2022 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Century Communities, Inc.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
Attention: David Messenger, Chief Financial Officer
Tel: (303) 770-8300

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-36491);

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 (File No. 001-36491);

(c)	The Company’s Current Report on Form 8-K filed on May 5, 2022 (File No. 001-36491); and

(d)
The description of the Company’s Common Stock contained in the Description of Securities filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 001-36491).

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the Commission in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Additionally, the corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

The Company’s Charter and Bylaws. Each of Article EIGHTH of the Company’s Certificate of Incorporation, as amended (the “Charter”), and Article VI of the Company’s Restated Bylaws (the “Bylaws”) provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the foregoing, subject to certain exceptions, the Company will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Company’s board of directors.

Indemnification Agreements. In addition to the provisions of the Charter and the Bylaws described above, the Company has entered into an indemnification agreement with each of its officers and directors. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance. The Company maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

3.1
Certificate of Incorporation of Century Communities, Inc., as amended (incorporated by reference to Exhibit 3.1 to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

3.2
Restated Bylaws of Century Communities, Inc. (incorporated by reference to Exhibit 3.2 to Century Communities, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 (File No. 001-36491)).

4.1
Specimen Common Stock Certificate of Century Communities, Inc. (incorporated by reference to Exhibit 4.1 to the initial filing of the Registration Statement on Form S-1 of Century Communities, Inc. (File No. 333-195678) filed with the SEC on May 5, 2014).

5.1	Opinion of Fox Rothschild LLP regarding the validity of the shares of common stock being registered (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Fox Rothschild LLP (included within the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1
Century Communities, Inc. 2022 Omnibus Incentive Plan (incorporated by reference herein from the Appendix to the Registrant’s Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders previously filed with the Commission on March 22, 2022).

107	Filing Fee Table (filed herewith).

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on May 5, 2022.

CENTURY COMMUNITIES, INC.

By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale Francescon, Robert J. Francescon and David L. Messenger, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Francescon	Chairman of the Board and Co-Chief Executive Officer (Co-Principal Executive Officer)	May 5, 2022
Dale Francescon

/s/ Robert J. Francescon	Co-Chief Executive Officer, President and Director (Co-Principal Executive Officer)	May 5, 2022
Robert J. Francescon

/s/ David L. Messenger	Chief Financial Officer (Principal Financial Officer)	May 5, 2022
David L. Messenger

/s/ J. Scott Dixon	Chief Accounting Officer (Principal Accounting Officer)	May 5, 2022
J. Scott Dixon

/s/ Patricia L. Arvielo	Director	May 5, 2022
Patricia L. Arvielo

/s/ John P. Box	Director	May 5, 2022
John P. Box

/s/ Keith R. Guericke	Director	May 5, 2022
Keith R. Guericke

/s/ James M. Lippman	Director	May 5, 2022
James M. Lippman